Exhibit 8.22

               First Amendment to Investment Consultant Agreement

     The Investment Consultant Agreement dated September 1, 1999 (the "Agreement") between American Fidelity Assurance Company and Asset Services Company, L.L.C. (the "Consultant") is amended as follows:

1. The last sentence of the introductory paragraph is deleted in its entirety and the following sentence is added in place of the deleted text: "This agreement relates to the American Fidelity separate accounts described on Exhibit A (the "Separate Accounts")."

2. Each reference to "Separate Account B" is deleted in its entirety and the phrase "the Separate Accounts" is added in place of the deleted text.

3.   Section 2.01(b) is amended to refer to Gordon Haave instead of Andrew
     Junkin.

4. Section 4.01 is deleted in its entirety and the following Section 4.01 is added in place of the deleted text:

     "4.01 The term of this agreement shall begin as of the date hereof, and this agreement shall remain in effect until terminated as provided herein."

5. Exhibit A to this First Amendment is added as a new Exhibit A to the Agreement.

     Terms not otherwise defined in this First Amendment have the same meaning set forth in the Agreement.

     Dated January 28, 2005

                                            American Fidelity Assurance Company

                                            By: JOHN W. REX
                                                John W. Rex, President

                                            Asset Services Company, L.L.C.

                                            By: DAN JUNKIN
                                                Dan Junkin, President

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                                                                       Exhibit A

Separate Account

American Fidelity Separate Account B

American Fidelity Separate Account C